Exhibit (a)(1)(C)

HCC INSURANCE HOLDINGS, INC.
OFFER TO AMEND ELIGIBLE OPTIONS

LETTER OF TRANSMITTAL

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., CENTRAL TIME,

ON AUGUST 7, 2007, UNLESS THE OFFER IS EXTENDED.

Important: Read the remainder of this Letter of Transmittal before completing this page and signing on page 4.

If you want to accept the Offer with respect to all Eligible Options that you hold, check Box 1, “Amend All Eligible Options” below. If you want to accept the Offer with respect to some, but not all, of the Eligible Options that you hold, check Box 2, “Amend All Eligible Options, Except For” below, and list each Eligible Option with respect to which you are not accepting the Offer. If you sign and submit this Letter of Transmittal but do not clearly mark one of those two boxes, your election with respect to your Eligible Options will default to “Amend All Eligible Options,” and all of your Eligible Options will be amended to increase the per share exercise price to the closing share price of HCC common stock on the actual measurement date for each such option for tax purposes.

BOX 1:	☐	AMEND ALL ELIGIBLE OPTIONS
BOX 2:	☐	AMEND ALL ELIGIBLE OPTIONS, EXCEPT FOR THE FOLLOWING (and those on any additional sheets that I have attached to this Letter of Transmittal):

Original
	Grant	Number of	Exercise
Option Number	Date	Shares Granted	Price

IMPORTANT: YOU MUST ALSO SIGN THIS LETTER ON PAGE 4.

To HCC Insurance Holdings, Inc. (“HCC”):

By checking Box 1, “Amend All Eligible Options” or Box 2, “Amend All Eligible Options, Except For” on the cover page of this Letter of Transmittal (or by signing and submitting this Letter of Transmittal without marking either such box), I understand and agree to all of the following:

1. I acknowledge that I am not required to accept the Offer (as defined below).

2. I hereby accept the offer by HCC to amend my Eligible Options in accordance with the terms set forth in (i) the Offer to Amend dated July 9, 2007 (the “Offer to Amend”), of which I hereby acknowledge receipt, and (ii) this Letter of Transmittal (this “Letter”, which together with the Offer to Amend, as they may be amended or supplemented from time to time, constitute the “Offer”). My Eligible Options consist of the portions of the options to purchase shares of HCC common stock granted by HCC to me that have an exercise price less than the fair market value of HCC common stock on the actual measurement dates for such options for tax purposes and that will be outstanding and unexercised at the expiration of the Offer. Each Eligible Option that I hold with respect to which the Offer is accepted will be amended on the first business day following the expiration date of the Offer to have an exercise price per share equal to the closing share price of HCC common stock on the actual measurement date for such option for tax purposes. The date on which the Eligible Option is amended will constitute the “Amendment Date.” Except for the increased exercise price, all the terms and provisions of my amended Eligible Option will be the same as in effect immediately before the amendment; however, to the extent an Eligible Option was an incentive stock option prior to amendment pursuant to the Offer, such amended option will be deemed to be a non-qualified option as of the original grant date whether or not I amend the option. All other capitalized terms used in this Letter of Transmittal but not defined herein have the meaning assigned to them in the Offer to Amend.

3. The Offer expires at 11:59 p.m., Central Time, on August 7, 2007 (the “Expiration Date”), unless HCC, in its discretion, has extended or extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date on which the Offer, as so extended, expires.

4. Until the Expiration Date, I will have the right to withdraw my acceptance of the Offer with respect to any Eligible Option. If I accept the Offer with respect to multiple Eligible Options, I will have the right to withdraw my acceptance of the Offer with respect to some or all of my Eligible Options. I understand that I can exercise my right to withdraw by returning to HCC a completed, dated and signed Withdrawal Form, a copy of which I have received. I do not have the right to withdraw my acceptance of the Offer with respect to only a portion of a specific Eligible Option. I will have no withdrawal rights after the Expiration Date, unless HCC does not accept any of my Eligible Options for amendment before 11:59 p.m., Central Time, on September 4, 2007, the 40th business day after July 9, 2007. I may then withdraw my acceptance of the Offer with respect to some or all of my Eligible Options at any time before HCC accepts those options for amendment pursuant to the Offer.

5. HCC’s acceptance of my Eligible Option for amendment pursuant to the Offer will constitute a binding agreement between HCC and me upon the terms and subject to the conditions of the Offer.

6. I am the registered holder of each Eligible Option submitted hereby.

7. HCC is not giving me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors regarding the consequences of participating or not participating in the Offer.

8. I acknowledge and agree that, under certain circumstances set forth in the Offer to Amend, HCC may either terminate the Offer or amend the Offer and postpone its acceptance of Eligible Options for amendment. If HCC does not accept for amendment an Eligible Option for which I have accepted the Offer, that option will not be amended and will continue to have the same terms and conditions, including exercise price, as were in effect before the Offer was made.

9. I acknowledge and agree that HCC will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of and withdrawal from the Offer. I agree that HCC’s determination of such matters will be final and binding on all parties. I acknowledge and agree that HCC reserves the right to reject any acceptances of, or withdrawals from, the Offer that it determines do not comply with the conditions of the Offer, not to be in appropriate form or the acceptance of which to be unlawful. I acknowledge and agree that HCC also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any acceptance of, or withdrawal from, the Offer, and HCC’s interpretation of the terms of the Offer (including the instructions to this Letter of Transmittal) will be final and binding on all parties. I acknowledge and agree that no acceptance of, or withdrawal from, the Offer will be deemed to be properly made until all defects and irregularities have been cured by me or waived by HCC. I acknowledge and agree that, unless waived, any defects or irregularities in connection with any acceptance of, or withdrawal from, the Offer must be cured within such time as HCC shall determine. I agree that neither HCC nor any other person is or will be obligated to give notice of any defects or irregularities in the acceptance of or withdrawal from the Offer, and no person will incur any liability for failure to give any such notice. I acknowledge and agree that HCC will not accept for amendment any options that are not eligible for the Offer.

I UNDERSTAND AND AGREE THAT NEITHER HCC NOR THE BOARD OF DIRECTORS OF HCC IS MAKING ANY RECOMMENDATION REGARDING WHETHER OR NOT I SHOULD ACCEPT THE OFFER WITH RESPECT TO ANY ELIGIBLE OPTION, AND THAT I MUST MAKE MY OWN DECISION REGARDING WHETHER TO ACCEPT THE OFFER WITH RESPECT TO ANY ELIGIBLE OPTION, TAKING INTO ACCOUNT MY OWN PERSONAL CIRCUMSTANCES.

SIGNATURE OF OPTIONEE

(Signature of Optionee or Authorized Signatory)

(Please print Optionee’s Name in full)

(Capacity of Authorized Signatory, if applicable)

Date:

Address:

Daytime Telephone (          )

Email Address:

Please read the instructions on the following page of this Letter of Transmittal and then check the appropriate box on the cover page (and complete the information in Box 2, if desired), sign and date the signature block above, and return the entire Letter of Transmittal before 11:59 p.m., Central Time, on August 7, 2007 by (i) facsimile to James L. Simmons, facsimile number (713) 744-9648, (ii) U.S. mail, Federal Express or other nationally-recognized commercial delivery service to James L. Simmons c/o HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040 or (iii) email to JLSimmons@hcc.com.

DELIVERY OF THIS LETTER OF TRANSMITTAL IN ANY WAY
OTHER THAN AS DESCRIBED ABOVE
WILL NOT CONSTITUTE A VALID DELIVERY.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal.  To accept the Offer, a properly completed and duly executed original of this Letter of Transmittal, and any other documents required by this Letter of Transmittal, must be received by HCC by facsimile, mail or e-mail, as set forth on the signature page of this Letter of Transmittal, before 11:59 p.m., Central Time, on the Expiration Date.

Delivery will be deemed made only when actually received by HCC. It is your responsibility to ensure that your Letter of Transmittal has been received by the Expiration Date. You should in all events allow sufficient time to ensure timely delivery.

NOTE: Receipt by HCC does not constitute a determination by HCC that the Letter of Transmittal has been properly completed. It is your responsibility to ensure that you have submitted a properly completed and signed Letter of Transmittal.

2. Delivery by E-mail.  If you choose to deliver this Letter of Transmittal to HCC by e-mail, you may complete and return it by scanning and e-mailing it to JLSimmons@hcc.com as a .pdf attachment, which must contain a properly completed and duly executed copy of this Letter of Transmittal (including these instructions) and any other required documents.

3. Acceptance.  HCC will not accept any alternative, conditional or contingent acceptance. All persons accepting the Offer with respect to Eligible Options shall, by execution of this Letter, waive any right to receive any notice of HCC’s acceptance of their Eligible Options for amendment, except as set forth in the Offer.

4. Signatures.  Except as otherwise provided in the next sentence, the optionee must sign this Letter of Transmittal. If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to HCC of the authority of such person so to act must be submitted with this Letter of Transmittal. A Letter of Transmittal requiring any evidence of authority to sign may not be submitted as provided in Instruction 2(b).

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